Exhibit 10.3

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND

LIMITATIONS OF SERIES H CONVERTIBLE PREFERRED STOCK OF TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

I, Sebastian Giordano, hereby certify that I am the Chief Executive Officer of Transportation and Logistics Systems, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation (the “Articles of Incorporation”), the Board, on September 16, 2022, adopted the following Certificate of Designation, Preferences, Rights and Limitations of Series H Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) for a series of shares of preferred stock designated as Series H Convertible Preferred Stock (the “Series H”), none of which shares has been issued previously:

Series H Convertible Preferred Stock

The Corporation hereby designates a series of preferred stock, consisting of 35,000 shares, as Series H Convertible Preferred Stock and fixes the rights, powers, preferences, privileges and restrictions relating to such series, in addition to any set forth in the Articles of Incorporation, as follows:

1. Voting Rights. Except as otherwise specifically provided by law, the Articles of Incorporation or this Certificate of Designation, the holders of Series H (each a “Holder” and, collectively, the “Holders”) shall have no voting rights, but in in the case of a non-waivable right to vote, each share of Series H shall have one vote, and the Holders of Series H shall vote together with the holders of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), as a single class. The voting rights of each Holder shall be subject to the Beneficial Ownership Limitation contained in Section 5.

2. Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive out of assets of the Corporation legally available therefor the same amount that a holder of the Corporation’s Common Stock would receive on an as-converted basis (without regard to the Beneficial Ownership Limitation (defined below) or any other conversion limitations hereunder). The right of a Series H Holder to receive such payment shall be preferential to the right of holders of Common Stock, but shall be subordinate to the rights of the holder of any other series of preferred stock of the Corporation. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent practicable, and otherwise in kind.

3. Remedies, Characterizations. Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation.

4. Conversion. Each share of Series H shall be convertible into 10,000 shares of Common Stock by signed notice to the Corporation and the Corporation’s transfer agent for Common Stock, subject to the limitations set forth herein.

5. Conversion Limitations. The Corporation shall not effect any conversion of the Series H, and a Holder shall not have the right to convert such Series H, to the extent that, after giving effect to the proposed conversion, the Holder (together with the Holder’s affiliates and any persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series H with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series H owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 12(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5 applies, the determination of whether any Series H is convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether the Series H may be converted, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Series H held by the Holder. The Holder and the Corporation, by mutual consent, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series H held by the Holder, and the Beneficial Ownership Limitation provisions of this Section 5 shall continue to apply. Any such increase or decrease will not be effective until the 61st day after the written approval of such increase or decrease by the Holder and the Corporation. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 5 shall apply to a successor Holder of the Series H. For the purposes of this Certificate of Designation, the term “Trading Day” shall mean any day on which the Common Stock is eligible to be traded on the securities exchange or market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York, NY time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

6. Stock Dividends and Stock Splits. If the Corporation, at any time while any Series H share is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion ratio set forth in Section 4 above (as previously adjusted under this Section 6, if applicable) shall be adjusted proportionately. Any adjustment made pursuant to this Section 6 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

7. Redeemed or Otherwise Acquired Series H. Any shares of Series H that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series H following redemption, conversion or acquisition.

8. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation including by the filing of any Certificate of Designation (however such document is named), bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all commercially reasonable action as may be required to protect the rights of the Holders.

9. Waiver. Except for the conversion limitations set forth in Section 5 of this Certificate of Designation and as otherwise set forth in this Section 9 of this Certificate of Designation, any of the rights, powers, preferences, privileges, restrictions, qualifications, limitations and other terms of the Series H set forth herein may be waived on behalf of all Holders of Series H by the written consent or affirmative vote of at least two-thirds of the outstanding Series H.

10. Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chief Executive Officer as of this 16th day September 2022.

TRANSPORTATION AND LOGISTICS
SYSTEMS, INC.

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	Chief Executive Officer